EXHIBIT 77C


SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC. - EXHIBITS FOR 6/30/09 PERIOD END N-SAR

Proxy Results
The First Annual Meeting of Stockholders of the Fund was held on June 9, 2009. Stockholders voted in favor of each of the Board's two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect four Directors to the Fund's Board, each to hold office until the 2012 annual meeting of Stockholders of the Fund and until their successors are elected and qualify:

Director                           For                   Withheld
--------                           ---                   --------
Kathleen A. Blatz               7,952,695                 383,628
Pamela G. Carlton               7,947,737                 388,586
Alison Taunton-Rigby            7,949,533                 386,790
William F. Truscott             7,955,854                 380,469

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2009:

    For                       Against                   Abstaining
    ---                       -------                   ----------
 8,142,981                    144,849                     48,491